Exhibit 5.1

Opinion of Kirkland & Ellis LLP

August 1, 2014

Verso Paper Corp.

6775 Lenox Center Court, Suite 400

Memphis, Tennessee 38115-4436

Re: Verso Paper Corp. Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as special counsel to Verso Paper Corp., a Delaware corporation (the “Company”), in connection with the registration by the Company of an additional 400,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) pursuant to a Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to Rule 462(b), under the Securities Act of 1933, as amended (the “Act”) (the “Registration Statement”). The Common Stock is to be issued in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of January 3, 2014, by and among NewPage Holdings Inc., a Delaware corporation (“NewPage”), the Company and Verso MergerSub Inc., a Delaware corporation and a wholly owned subsidiary of the Company to be merged with and into NewPage in the merger (the “Merger Agreement”). Such shares of Common Stock, when issued in accordance with the Merger Agreement, are referred to herein as the “Shares.” The issuance of the Shares is referred to herein as the “Issuance.”

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Merger Agreement incorporated by reference as Exhibit 2.1 to the Registration Statement; (ii) the Amended and Restated Certificate of Incorporation of the Company in the form incorporated by reference as Exhibit 3.1 to the Registration Statement; (ii) the Amended and Restated By-laws of the Company in the form incorporated by reference as Exhibit 3.2 to the Registration Statement; (iii) the specimen common stock certificate of the Company incorporated by reference as Exhibit 4.2 to the Registration Statement; and (iv) the Registration Statement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that, when (i) the certificate of merger relating to the Merger is filed with and accepted by the Secretary of State of the State of Delaware; (ii) the Registration Statement becomes effective under the Act and provided that such effectiveness shall not have been terminated; and (iii) the certificates evidencing the Shares have been duly executed and authenticated in accordance with the provisions of the Merger Agreement and duly delivered to the stockholders of NewPage in exchange for their shares of common stock of NewPage, the Shares will have been duly authorized and validly issued and will be fully paid and non-assessable.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement on Form S-4 (Registration No. 333-193794) incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the Issuance.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP